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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

             Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934

                        Commission File Number  0-1252
                                                ------

                              Joslyn Corporation
                              ------------------
            (Exact name of registrant as specified in its charter)

                             30 South Wacker Drive
                            Chicago, Illinois 60606
                                (312) 454-2900
                                --------------
              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)

                    Common Stock, $1.25 Par Value Per Share
                         Common Stock Purchase Rights
                         ----------------------------
           (Title of each class of securities covered by this form)

                                     None
                                     ----
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

              Please place an X in the box(es) to designate the
           appropriate rule provision(s) relied upon to terminate or
                       suspend the duty to file reports:

        Rule 12g-4(a) (1) (i)   [X]     Rule 12h-3(b) (1) (ii)    [ ]
        Rule 12g-4(a) (1) (ii)  [ ]     Rule 12h-3(b) (2) (i)     [ ]
        Rule 12g-4(a) (2) (i)   [ ]     Rule 12h-3(b) (2) (ii)    [ ]
        Rule 12g-4(a) (2) (ii)  [ ]     Rule 15d-6                [ ]
        Rule 12h-3(b) (1) (i)   [X]

              Approximate number of holders of record as of the
                       certification or notice date:   1
                                                      ---


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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Joslyn Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 31, 1995   By:   /s/ C. Scott Brannan
                                -----------------------
                                Name:  C. Scott Brannan
                                Title: Secretary




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